EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Cadus Pharmaceutical Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-21871 and 333-58151) on Form S-8 of Cadus Pharmaceutical Corporation of our report dated March 15, 2002, relating to the consolidated balance sheets of Cadus Pharmaceutical Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Cadus Pharmaceutical Corporation.

                                                                 /s/ KPMG LLP
                                                                 ---------------
                                                                     KPMG LLP

Melville, New York
March 28, 2002